UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 31, 2012

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Release of 2012 Performance-based Restricted Stock Program.

On March 9, 2012, the Compensation Committee (the “Committee”) of the Company’s Board of Directors granted, under the Company’s 1994 Amended Stock Plan, performance-based restricted stock units (“PARS”) to certain employees of the Company, including our Named Executive Officers. This is the first equity grant to our named executive officers since 2007. Under the 2012 PARS Program, restricted stock units will be granted on an annual basis, rather than a multi-year basis, so that the participants and number of shares underlying the program can be adjusted annually, if needed, to reflect individual performance and market conditions. Any portion of the target shares that are not earned for that particular performance milestone in the given period is forfeited and returned to the 1994 Amended Stock Plan.

There are three (3) levels of grants under the 2012 PARS Program; the Core Grant, the Tier 1 Grant and the Tier 2 Grant. Equity grants made under the 2012 PARS Program are subject to achieving various performance based milestones that are generally financial, market share, operational or strategic in nature and are approved in advance by the Compensation Committee. None of the milestones are service-based or allow for any discretionary component.

On December 27, 2012, the Committee approved the performance milestone achievements for fiscal 2012. In connection with the Committee’s determination of the achievement of fiscal 2012 PARS performance milestones, the following shares, prior to tax payments, were released to our Named Executive Officers:

Named Executive Officer	Target	Total Shares Released
T.J. Rodgers, President and Chief Executive Officer	576,831	168,022
Brad W. Buss, Executive Vice President, Finance and Administration and Chief Financial Officer	360,519	105,013
Paul Keswick, Executive Vice President, New Product Development	288,416	84,011
Christopher Seams, Executive Vice President, Sales and Marketing	288,416	84,011

1,073,125 shares were not earned and as such are forfeited and returned to the equity plan pool.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: December 31, 2012	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration